Exhibit 99.1

News Release

FOR RELEASE FRIDAY, JULY 18, 2003 @ 4:00PM PDT

NetNation and Hostway finalize share price for merger

Vancouver, BC – July 18, 2003 – NetNation Communications, Inc. (Nasdaq: NNCI) announced today that it has finalized the price per share for its planned merger with Hostway Corporation. Based on NetNation’s cash position at June 30, 2003, the post-consolidated price is US$1.65 per share for all of NetNation’s outstanding shares.

Under the terms of the merger agreement, NetNation shareholders receive US$1.65 per share, plus or minus US$0.025 per share for each full US$152,000 change in NetNation’s cash from March 31, 2003 to June 30, 2003. An increase in cash would correspond to an increase in share price, while a decrease in cash would correspond to a decrease in share price. At no time would the share price go below US$1.575 per share.

As at June 30, 2003, NetNation’s cash position had not changed by a full US$152,000 from March 31, 2003, and final consideration for the deal therefore remained US$1.65 per share.

NetNation received a favorable opinion from BDO Valuation Inc., a wholly owned subsidiary of BDO Dunwoody LLP Chartered Accountants and Consultants, that, as of July 10, 2003, the US$1.65 price per share is fair to NetNation’s shareholders from a financial point of view.

“With the share price finalized and the receipt of the independent fairness opinion, we look forward to NetNation shareholder approval of the deal,” said David Talmor, President and Chairman of NetNation.

Notice of the upcoming Special Meeting of Shareholders will be mailed to NetNation shareholders in the coming weeks.

The transaction is expected to close in August 2003, subject to majority approval from NetNation’s shareholders, SEC review, and approval by Delaware’s Secretary of State.

About NetNation Communications, Inc.

NetNation Communications, Inc. (http://www.netnation.com) is a pioneer in web hosting and domain name registration. With more than six years in operation, the Company has extended its products to offer enhanced-dedicated servers, co-location, shared hosting and managed services to clients worldwide. NetNation is recognized by industry evaluators for its excellent customer service and support, as reflected by its frequent top web host rankings worldwide. The Company was recently ranked the fourth fastest growing company in British Columbia by Business in Vancouver magazine, based on percentage revenue growth from 1997 to 2001.

About Hostway

Hostway Corporation (http://www.hostway.com) provides award-winning web hosting services with five locations in the US, the UK, the Netherlands, Korea, and Australia. Serving customers both small and large, Hostway provides best of breed hosting infrastructure with innovative online tools to help customers broaden their reach and grow their businesses online. Hostway offers a wide range of managed hosting services ranging from simple shared hosting plans to complex dedicated server programs to over 100,000 customers worldwide.

Hostway’s recent launch of the TruFlex line of dedicated servers with its simple, flat pricing underscores its commitment to innovation, security, and affordability.

INVESTOR NOTICE

NetNation Communications, Inc. (“NetNation”) will file a proxy statement and other relevant documents concerning the proposed acquisition with the SEC. Investors of NetNation are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain the documents free of charge at the web site maintained by the SEC at www.sec.gov.

NetNation and its directors and executive officers, and certain of its employees, may be deemed to be participants in the solicitation of proxies from the shareholders of NetNation in connection with the acquisition. These participants may have interests in the acquisition, including interests resulting from holding shares of NetNation. Information about the interests of directors and executive officers of NetNation and their ownership of securities of NetNation will be set forth in the proxy statement.

Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the following: (1) technological changes or changes in the competitive environment adversely affecting the service-packages, market share, revenues or margins of the combined business; (2) changes in general economic, financial or business conditions adversely affecting the combined business or the markets in which it operates and adversely affecting future revenues; (3) availability of financial resources to carry out plans; and (4) authorization from third parties to carry out plans. The matters discussed in this news release also involved risks and uncertainties described from time to time in NetNation’s filings with the Securities and Exchange Commission, including the most recent Form 10-K filed on February 11, 2003, Form 10-Q filed on May 13, 2003, and Forms 8-K and other filings. NetNation assumes no obligation to update any forward-looking information contained in this news release.

NetNation is a registered trademark of NetNation Communications, Inc. and DomainPeople is a trademark of DomainPeople, Inc. All other products and company names are the trademarks or registered trademarks of their respective owners.

NetNation Contact:
Jay Elliott
1 604 688 8946 ext. 216
mr@netnation.com